Exhibit 10.43

SETTLEMENT AGREEMENT AND RELEASE

This Settlement Agreement and Release (hereinafter referred to as the “Settlement Agreement”) is made and entered into by and between PDS GAMING CORPORATION (hereinafter “PDS”) and TEKBILT, INC. (hereinafter “TEKBILT”) as of the 24th day of February, 2004.

RECITALS

A.    As of January 1, 2002, PDS and TEKBILT entered a “Distributor Agreement” pursuant to which TEKBILT appointed PDS as the exclusive distributor of certain TEKBILT Products to end users within the territory designated on Exhibit B to the Distributor Agreement.

B.    As of January 11, 2002, PDS and TEKBILT entered a Remarketing and Repurchase Agreement (the “Remarketing Agreement”). The Distributor Agreement and the Remarketing Agreement are referred to jointly herein as the “Parties’ Agreements.”

C.    Certain disputes arose between PDS and TEKBILT (the “Parties”) which resulted in proceedings being commenced before the American Arbitration Association, currently pending as AAA Case No. 79 181 00105 S1R, the arbitration hearing of which is scheduled to commence in Las Vegas, Nevada on February 24, 2004 (the “Arbitration”).

D.    Effective February 23, 2004, the parties reached a Settlement Agreement, the terms of which are set forth herein.

NOW THEREFORE, in consideration of the mutual promises herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1.     No Admission of Liability.  The Parties understand and acknowledge that this Settlement Agreement constitutes a compromise and settlement of disputed claims.  No action taken by the Parties either previously or in connection with this Settlement Agreement shall be deemed or construed to be an admission of the truth or falsity of any claims heretofore made or an acknowledgement or admission by any of the Parties of any fault or liability whatsoever to the other party.

2.     Incorporation of Recitals.  The Parties agree that all of the recitals set forth above are true and correct and are incorporated by reference as if set forth at length herein.

3.     Payment from PDS Gaming Corporation to Tekbilt  PDS Gaming Corporation shall pay to Tekbilt a total sum in the amount of $450,000 (the “Settlement Amount”) to be paid as follows:

(a)          $200,000 shall be paid by check payable to “Tekbilt, Inc. and its counsel Robert H. Nemeroff, Esq.,” to be delivered to Robert H. Nemeroff, Esq., counsel for Tekbilt, within five business days after execution of this Agreement by both parties; and

(b)         $250,000 shall be paid by check payable to “Tekbilt, Inc. and its counsel Robert H. Nemeroff, Esq.,” to be delivered to Robert H. Nemeroff, Esq., counsel for Tekbilt, no later than August 24, 2004.

4.     Release by TEKBILT.  TEKBILT makes this release on behalf of itself, its past, present and future parent and subsidiary organizations, businesses, corporations, divisions, affiliates, partners, joint venturers, stockholders, insurers, assigns, officers, directors, trustees, agents, attorneys, employees, predecessors, successors, representatives, heirs and any other person, entity, firm or corporation with whom they now or hereafter may be affiliated, and each of them and all persons, entities, firms or corporations who now or hereafter may become entitled to assert a claim derived from TEKBILT (hereinafter collectively referred to as the “TEKBILT Releasors”) against the PDS Releasees as defined herein.  The TEKBILT Releasors do hereby specifically, knowingly and voluntarily forever RELEASE AND DISCHARGE AND COVENANT NOT TO SUE PDS, and each of its respective past, present and future parent and subsidiary organizations, businesses, corporations, divisions, affiliates, partners, joint venturers, stockholders, insurers, assigns, officers, directors, trustees, agents, attorneys, employees, predecessors, successors, representatives, heirs, and any other person, entity, firm or corporation with whom it is now or hereafter may be affiliated and all persons, entities, firms or corporations in active consort with them (collectively referred to as the “PDS Releasees”) of and from all manner of actions, proceedings, causes of action, suits, debts, dues, sums of money, accounts, controversies, agreements, promises, damages, judgments, claims, liens and demands whatsoever, whether arising in law or in equity, or arising out of any federal, state or city constitution, statute, ordinance, by-laws or regulation which any of the TEKBILT Releasors ever had, now have, or may have against any of the PDS Releasees by reason of any act, omission, transaction or occurrence from the beginning of the world to the date of this Agreement, whether known or unknown including, without limitation, specifically any claims arising out of the Parties’ Agreements and any claims that have been or could be asserted in the Arbitration.

5.     Release by PDS.  PDS makes this release on behalf of itself and as applicable, its past, present and future parent and subsidiary organizations, businesses, corporations, divisions, affiliates, partners, joint venturers, stockholders, insurers, assigns, officers, directors, trustees, agents, attorneys, employees, predecessors, successors, representatives, heirs, and any other person, entity, firm or corporation with whom they now or hereafter may be affiliated, and each of them and all persons, entities, firms or corporations who now or hereafter may become entitled to assert a claim derived from the PDS (hereinafter collectively referred to as the “PDS Releasors”) against the TEKBILT Releasees as defined herein.  The PDS Releasors do hereby specifically, knowingly and voluntarily RELEASE AND DISCHARGE AND COVENANT NOT TO SUE the TEKBILT Parties and each of their respective past, present and future parent and subsidiary organizations, businesses, corporations, divisions, affiliates, partners, joint venturers, stockholders, insurers, assigns, officers, directors, trustees, agents, attorneys, employees, predecessors, successors, representatives, heirs, and any other person, entity, firm or corporation with whom it is now or hereafter may be affiliated, and all persons, entities, firms or corporations in active consort with them (collectively referred to as the “TEKBILT Releasees”) of and from all manner of actions, proceedings, causes of action, suits, debts, dues, sums of money, accounts, controversies, agreements, promises, damages, judgments, claims, liens and demands whatsoever, whether arising in law or in equity, or arising out of any federal, state or city constitution, statute, ordinance, by-laws or regulation which any of the PDS Releasors ever had, now have, or may have against any of the TEKBILT Releasees by reason of any act, omission, transaction or occurrence from the beginning of the world to the date of this Agreement, whether known or unknown including, without limitation, specifically any claims arising out of the Parties’ Agreements and any claims that have been or could be asserted in any of the Actions.

6.     Dismissal of the Arbitration.  Upon execution of this Settlement Agreement and delivery of the initial $200,000 installment of the settlement amount to Robert Nemeroff, Esq., TEKBILT shall promptly deliver by telecopy to the American Arbitration Association and counsel for PDS, Eckert Seamans Cherin & Mellott, LLC, a fully-executed

Stipulation of Dismissal of Arbitration, stating that the Arbitration is settled, discontinued and ended with prejudice.  Each party shall bear its own fees and costs.

7.     Entire Agreement.  This Settlement Agreement contains and constitutes the entire agreement and understanding of the parties concerning the subject matter; it supersedes all prior oral or written promises, representations, agreements, or understandings of the parties with respect to its subject matter.  The terms and provisions of this Settlement Agreement may not be modified except by a writing duly executed by all parties.

8.     Construction.  The language in this Settlement Agreement shall be construed as a whole according to its fair meaning, strictly neither for nor against any party, and without implying as presumption that its terms shall be more strictly construed against one party by reason of the rule of construction that a document is to be construed more strictly against the person who drafted it.

9.     Severability.  The provisions of this Settlement Agreement are severable and the invalidity or unenforceability of any provision will not affect or impair the operation or effect of the remaining provisions which remaining provisions will continue in full force and operation.

10.   Authority.  The persons executing this Settlement Agreement warrant and represent that they are duly authorized to execute this Settlement Agreement on behalf of the parties on whom they purport to act, and that their respective representatives have read this Settlement Agreement in full and understand its terms.

11.   Additional Documentation.  The parties shall execute any such other document as may be reasonably required to settle the controversy between and among them as described in this Settlement Agreement, to accomplish the performance required hereunder, and to effectuate marking as settled, discontinued and ended with prejudice all litigation, arbitrations, judgments or pleadings, including without limitation, the Arbitration.

12.   Confidentiality.  The terms of this Settlement Agreement shall remain confidential, except to the extent required by the Securities and Exchange Commission or gaming regulatory authorities or to the extent necessary to obtain tax or legal advice.

13.   Representation by Counsel.  The parties acknowledge that at all times material they have been represented by counsel of their own choosing or they had opportunity to be represented by counsel of their own choosing concerning their rights affected by this Settlement Agreement, the form and content of it and the advisability of executing it.  This Settlement Agreement has been reviewed by counsel for each of the parties hereto or each of the parties had the opportunity to have their counsel review this Settlement Agreement and this Settlement Agreement will not be strictly construed against either party.

14.   Counterparts.  This Settlement Agreement is binding when one or more counterparts, individually or taken together, is executed by each of the parties. This Settlement Agreement may be executed in any number of counterparts.

15.   Governing Law and Enforcement.  This Settlement Agreement shall be governed by and construed in accordance with Pennsylvania law, without giving affect to any conflict of law provisions, and may be enforceable in the courts of competent jurisdiction in Pennsylvania.  If any action at law or in equity is necessary to enforce or interpret the terms of this Settlement Agreement (“Enforcement Action”), the prevailing party shall be entitled to reasonable attorneys’ fees, costs, and necessary disbursements in addition to any other relief to which such party may be entitled.  If an Enforcement Action by TEKBILT becomes necessary,

PDS hereby authorizes its counsel, Eckert Seamens Cherin & Mellott, LLC to accept service of process on behalf of PDS by certified mail, return receipt requested.

16.   Binding Effect.  The terms and provisions of this Settlement Agreement shall be binding upon, shall inure to the benefit of, the parties hereto and their successors, assigns, heirs or administrators.

PDS GAMING CORPORATION

By:	/s/ Johan P. Finley CEO

Attest:	/s/ Francine F. Griesing

TEKBILT, INC.

By:	/s/ George Bruner

Attest:	/s/ Robert Nemeroff